AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of this 30th day of October, 2006, between LIBERTY FALLS, LLC, an Ohio limited liability company (“Seller”), TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”) and DAVE CHRESTENSEN and TODD CRAWFORD (each a “Guarantor,” and collectively, “Guarantors”).

RECITALS

A. Seller owns certain real property located in Butler County, Ohio and more specifically described in Exhibit A attached hereto and incorporated herein (the “Land”), commonly known as 6770 Cincinnati-Dayton Road and such other assets, as the same are herein described.

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property (hereinafter defined).

C. The “Effective Date” of this Agreement shall be the date on which this Agreement is fully executed by all parties, as evidenced by the latest date inserted next to the signature block of each party.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale.

1.1. The purchase and sale includes, and at the Close of Escrow (hereinafter defined) Seller shall sell, transfer, grant and assign to Buyer, Seller’s entire right and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1.1. The Land, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the Land and all easements, development rights, rights of way, and other rights appurtenant to the Land (all of the foregoing being collectively referred to herein as the “Real Property”);

1.1.2. The lease with the Sisters of Mercy of Hamilton, Ohio d/b/a Mercy Hospital of Fairfield (the “Tenant”), including associated amendments, leasing the Real Property in accordance with the terms set forth on Exhibit B and otherwise to the reasonable satisfaction of Buyer, to be fully executed prior to the Close of Escrow (hereafter the “Lease”), together with all security deposits, other deposits held in connection with the Lease, Lease guarantees and other similar credit enhancements providing additional security for the Lease;

1.1.3. All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, including, specifically, without limitation, equipment, furniture, tools and supplies, any website maintained by Seller and all related intangibles (the “Personal Property”);

1.1.4. All service contracts, agreements, warranties and guaranties relating to the operation, use or maintenance of the Property (the “Contracts”); and

1.1.5. To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (the “Permits”).

2. Purchase Price. The total Purchase Price of the Property shall be Seven Million SixHundred Thousand and No/100 Dollars ($7,600,000.00) (the “Purchase Price”), and payable as follows:

2.1. Deposit/Further Payments.

2.1.1. Provided this agreement has not been sooner terminated, Buyer shall deposit with LandAmerica Commercial Services, Mn: Gale Hunt, Telephone: 949-930-9307, Facsimile: 714-459-7203 1920 Main Street, 12th Floor, Irvine, California 92614 (“Escrow Holder”) the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Initial Deposit”) on the date that is the later of (a) fifteen (15) days following the Effective Date; or (b) five (5) business days following receipt by Buyer of the fully executed Lease. Escrow Holder shall immediately release the Initial Deposit to Seller.

2.1.2. No later than the date which is forty-five (45) days after the EffectiveDate, and absent the termination of this Agreement, Buyer shall deliver to Escrow Holder the additional sum of One Hundred Thousand and. No/100 Dollars ($100,000.00), (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”). Escrow Holder shall retain the Additional Deposit until the Close of Escrow or earlier termination of this Agreement.

2.1.3. On or before the Close of Escrow, Buyer shall deposit with the EscrowHolder to be held in Escrow the balance of the Purchase Price, in immediately available funds by wire transfer made payable to the Escrow Holder.

2.1.4. If this Agreement is terminated in accordance with its terms, the Depositshall be paid to the party entitled to retain it, as provided in this Agreement.

3. Title and Survey.

3.1. Title Insurance. No later than ten (10) days following the Effective Date, Seller shall order a current title insurance commitment and/or preliminary title report for the Real Property, including legible copies of all items identified as exceptions therein (the “Title Documents”). Seller shall, at Seller’s sole expense, cause Land America Title Company (the “Title Company”) to issue an Extended Coverage ALTA Owner’s Policy of Title Insurance, together with title policy endorsements as requested by Buyer (the “Title Policy”) for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. Buyer shall pay for the cost of the lender title insurance policy, if any. The Title Policy shall be free and clear of exceptions except as follows:

3.1.1. Real property taxes and assessments, which are a lien not yet due;

3.1.2. The Permitted Exceptions (hereinafter defined) included in the Title Policy and approved by Buyer in accordance with this Agreement.

3.2. Survey. On or before the Effective Date, Seller shall either (a) deliver an existing ALTA survey of the Real Property (the “Existing Survey”) to Buyer or (b) notify Buyer that an Existing Survey is not available. No later than ten (10) days following the Effective Date, Buyer shall order an update of the Existing Survey or a new ALTA survey of the Real Property if no Existing Survey is provided by Seller (the “Survey”). Buyer shall be responsible for all costs associated with the Survey.

4. Due Diligence Items.

4.1. Seller shall, within five (5) days after the Effective Date (the “Delivery Date”), deliver to Buyer each of the following due diligence items in Seller’s possession or reasonably available to Seller (collectively, the “Due Diligence Items”):

4.1.1. Copies of any and all existing surveys (ALTA, boundary or otherwise) or plats of the Real Property;

4.1.2. Copies of any existing owner/lender title insurance policies for the Real Property or any portion thereof;

4.1.3 A draft copy of a proposed lease to be entered into with respect to the Real Property;

4.1.4. A list of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Real Property, if any, together with copies of the same;

4.1.5. All site plans, leasing plans, existing or proposed building plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Real Property in the possession of Seller or under the control of Seller, if any;

4.1.6. True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.7. A schedule of all current or pending litigation with respect to the Property or any part thereof, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller’s ability to perform hereunder, together with a brief description of each such proceeding;

4.1.8. Copies of tiles and records relating to the ownership of the Real Property (provided, however, with Buyer’s consent such files and records may be made available for inspection by Buyer during ordinary business hours at Seller’s management office);

4.1.9. A “Phase I” environmental report for the Property.

5. Inspections.

5.1. Procedure; Indemnity. Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering, title, survey and physical studies of the Real Property at any time from and after the Effective Date and for a period of ninety (90) days thereafter (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered on the Delivery Date, Buyer may, by written notice delivered prior to the conclusion of the Due Diligence Period, extend the Due Diligence Period for a period equal to the associated delay in delivery of such materials beyond the Delivery Date. Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Buyer agrees to promptly discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections performed by Buyer.

5.2. Approval.

5.2.1. Buyer shall have until the conclusion of the Due Diligence Period (as the same may be extended in accordance with the terms of this Paragraph 5) to approve or disapprove the Inspections, the Due Diligence Items and Buyer’s evaluation of the Real Property. If Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period approving the condition of the Real Property, this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property. Upon such termination, Seller shall be entitled to retain the Initial Deposit and the Second Deposit (if it has been made).

5.2.2. Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that if this Agreement is terminated for any reason, Buyer shall promptly and at its sole expense return to Seller all Due Diligence items delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property.

5.2.3. Procedure for Approval of Title. Buyer shall have the Due Diligence Period to review and approve, in writing, the condition of the title to the Real Property; provided, however Buyer shall have a minimum of thirty (30) days to review the Title Documents and the Survey after Buyer’s receipt of both the Title Documents and the Survey (the “Title Review Period”). Upon request, Buyer will notify Escrow Holder and Seller when Buyer has received both the Title Documents and the Survey so that the Title Review Period can be determined. If the Due Diligence Period is scheduled to expire prior to the Title Review Period, the Due Diligence Period shall be extended automatically to coincide with the expiration of the Title Review Period, and any reference to the Title Review Period and the Due Diligence Period in this Agreement shall mean the same date. If the Title Documents or the Survey reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections (“Buyer’s Objections”) no later than the conclusion of the Due Diligence Period; provided, however, if Buyer shall fail to notify Seller in writing within the Due Diligence Period either that the condition of title is acceptable or of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have objected to all exceptions to title or other conditions or matters which are shown on the Survey or described in the Title Documents except as provided below. Seller may, at its sole option, elect, by written notice given to Buyer within three (3) days following the conclusion of the Due Diligence Period (“Seller’s Notice Period”), to cure or remove the objections made or deemed to have been made by Buyer; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove any monetary encumbrances affecting the Real Property, and (iii) remove any Title Defect that attaches to the Real Property subsequent to the conclusion of the Due Diligence Period. The failure of Seller to deliver written notice electing to cure Buyer’s Objections during Seller’s Notice Period shall be deemed an election by Seller not to cure Buyer’s Objections. Should Seller elect to attempt to cure or remove Buyer’s Objections, Seller shall have fifteen (15) days from the conclusion of the Due Diligence Period (“Cure Period”) in which to accomplish the cure. If Seller elects (or is deemed to have elected) not to cure or remove any objection, then Buyer shall be entitled to either (i) terminate this Agreement (in which case Seller shall be entitled to retain the Initial Deposit and the Second Deposit if it has been made); or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein, The failure of Buyer to provide written notice to Seller within ten (10) days following the expiration of Seller’s Notice Period waiving any objections Seller has not elected to cure shall be deemed an election by Buyer to terminate this Agreement. Any exceptions to title accepted by Buyer pursuant to the terms of this paragraph shall be deemed “Permitted Exceptions”. If the Title Review Period, as extended by the notice and cure periods provided above, extends beyond the Close of Escrow, the Close of Escrow shall be extended accordingly. Notwithstanding the foregoing, the parties agree that Seller shall satisfy all monetary liens, including mechanics’ liens, at or before the Close of Escrow, and no such liens shall constitute Permitted Exceptions.

6. Escrow.

6.1. Opening. Purchase and sale of the Property shall be consummated through an escrow (the “Escrow”) to be opened with Escrow Holder within three (3) business days following the Effective Date. This Agreement shall be considered the escrow instructions between the parties, with such further consistent written instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. If of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control,

6.2. Close of Escrow. Subject to the extension rights set forth in this Agreement, Escrow shall close at a mutually agreeable date (“Close of Escrow”) within ten (10) days after the later of (i) the expiration of the Due Diligence Period or (ii) Seller’s receipt of a Certificate of Occupancy for the building being constructed on the Property; provided, however, that Buyer may, at Buyer’s election, and upon payment of Twenty-Five Thousand and No/100 Dollars ($25,000.00) on each occasion, extend the Close of Escrow on not more than one (1) occasion for an additional period of thirty (30) days. Any payments received by Seller pursuant hereto shall be applied to the Purchase Price at the Close of Escrow. In addition, Buyer will be given a credit of Eight Hundred Thousand and No/100 Dollars ($800,000.00) toward the Purchase Price at Closing for certain matters related to the Lease. Notwithstanding the foregoing, if the certificate of occupancy has not been issued by the date which is fifteen months after the Effective Date, this Agreement shall automatically terminate and the entire Deposit shall be returned to the Buyer.

6.3.	Buyer Required to Deliver. Buyer shall deliver to Escrow the following:

	6.3.1.	in accordance with Paragraph 2, the Deposit;

6.3.2. On or before the Close of Escrow, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer, and (iii) the only impediment to the Close of Escrow is delivery of such amount by or on behalf of Buyer;

6.3.3. On or before the Close of Escrow, such other documents as Escrow Holder may reasonably require from Buyer in order to issue the Title Policy; and

6.3.4. A counterpart original of an Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment Agreement”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Lease, Contracts and Permits from and after the Close of Escrow.

6.4. Seller Required to Deliver. On or before the Close of Escrow, Seller shall deliver to Escrow or Buyer, as applicable, the following:

6.4.1. A duly executed and acknowledged special warranty deed, conveying fee title to the Real Property in favor of Buyer;

6.4.2. A completed Certificate of Non-Foreign Status, duly executed by Seller under penalty of perjury;

6.4.3. A Bill of Sale, for the Personal Property, if any, in favor of Buyer and duly executed by Seller;

6.4.4. Such other documents as Escrow Holder may require from Seller in order to issue the Title Policy;

6.4.5. Tenant’s estoppel certificate and SNDA as required by and provided for in Paragraph 9.1.4;

6.4.6. A counterpart original of the Assignment Agreement duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Lease, Contracts and Permits to Buyer from and after the Close of Escrow;

6.4.7. To Buyer, all keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

6.4.8. A letter from Seller addressed to the Tenant informing the Tenant of the change in ownership;

6.4.9. To Buyer, the original Lease;

6.4.10. To Buyer, all records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all service contracts, all tenant files (including correspondence), property tax bills, insurance, and property taxes;

6.4.11. A customary “gap” indemnity; and

6.4.12. A Reciprocal Access and Easement Agreement (“REA”) permitting all necessary means of access to the Property across that land retained by the Seller, as more specifically shown on the drawing entitled “Liberty Falls — Preliminary Site Plan “G” attached hereto as part of Exhibit A (the “Retained Parcel”).

6.5.	Buyer’s Costs. Buyer shall pay the following:

	6.5.1.	One-half (1/2) of Escrow Holder’s fee, costs and expenses; and

6.5.2. All other costs customarily borne by purchasers of real property in Butler County, Ohio, which costs are not being paid by Seller in accordance with Paragraph 3 of this Agreement.

6.6.	Seller’s Costs. Seller shall pay the following:

	6.6.1.	One-half (1/2) of Escrow Holder’s fees, costs and expenses;
	6.6.2.	The cost of recording the Deed and any transfer tax;
	6.6.3.	Title Company premiums for the Title Policy;

6.6.4. All costs, fees and expenses associated with last Eight Hundred Thousand and No/100 Dollars ($800,000.00) of the Purchase Price, including but not limited to, recording taxes and title insurance costs (that is to say, all costs paid by Buyer will be based on a purchase price of $6,800,000.00) ; and

6.6.5. All other costs customarily borne by sellers of real property in Butler County, Ohio.

6.7. Prorations.

6.7.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Close of Escrow with Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Close of Escrow occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by the Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Close of Escrow and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Close of Escrow.

(b) Rents. Buyer will receive a credit at the Close of Escrow for all rents collected by Seller prior to the Close of Escrow and allocable to the period from and after the Close of Escrow based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenant until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict the Tenant or terminate the Lease. Buyer shall cooperate with Seller after the Close, of Escrow to collect any rent under the Lease which has accrued as of the Close of Escrow; provided, however, Buyer shall not be obligated to sue the Tenant or exercise any legal remedies under the Lease or to incur any expense over and above its own regular collection expenses. All payments collected from Tenant after Close of Escrow shall first be applied to the month in which the Close of Escrow occurs, then to any rent due to Buyer for the period after the Close of Escrow and finally to any rent due to Seller for the period prior to the Close of Escrow; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenant after the Close of Escrow through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Close of Escrow.

(c) CAM Expenses. To the extent that Tenant is reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at the Close of Escrow and again subsequent to the Close of Escrow, as of the date of the Close of Escrow on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under the Lease for the CAM Lease Year in which the Close of Escrow occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Close of Escrow Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Close of Escrow. If Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. If Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Lease provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit but only after Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from the Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof. To assist Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, Seller shall deliver to Buyer at the Close of Escrow records of all of Seller’s CAM Charge expenditures.

(d) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Close of Escrow occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close of Escrow and the number of days in the Current Billing Period from and after the Close of Escrow, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Close of Escrow, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Security Deposits; Prepaid Rents< Prepaid rentals and other tenant charges and the security deposit (including any portion thereof which may be designated as prepaid rent) under the Lease, shall he credited against the Purchase Price, and upon the Close of Escrow, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenant under the Lease (to the extent the same are required to be refunded by the terms of the Lease). If the security deposit is in the form of a letter of credit or other financial instruments (a “Non-Cash Security Deposit”), Seller will, at the Close of Escrow cause Buyer to be named as beneficiary under the Non-Cash Security Deposit. Buyer will not receive a credit against the Purchase Price for such security deposits. If Buyer cannot be named the beneficiary under the Non-Cash Security Deposit as of the Close of Escrow, an escrow shall be established at the Close of Escrow in an amount equal to the Non-Cash Security Deposit.

(f) Leasing Costs. Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the Lease, to the extent that such improvement allowances and leasing commissions are unpaid as of the Close of Escrow.

6.7.2. Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than five (5) days prior to the Close of Escrow an estimated closing statement which shall set forth the costs payable under subsection (d) and the prorations and credits provided for in this section and subsection (e) and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Close of Escrow. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Close of Escrow (except with respect to CAM Charges and Taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3. Items Not Prorated. Seller and Buyer agree that (a) on the Close of Escrow, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall responsible for arranging for its own insurance as of the Close of Escrow; and (c) utilities, including telephone, electricity, water and gas, shall he read on the Close of Escrow and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to he transferred to the name of Buyer on the Close of Escrow, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Close of Escrow, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities, If a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in subparagraph (1)(e) above.

6.7.4. Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5. Survival. This Paragraph shall survive the Close of Escrow.

7. Seller Representations, Warranties, and Covenants.

7.1. Representations and Warranties. Seller hereby represents and warrants as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1. Seller is a limited liability company duly formed and validly existing under the laws of the State of Ohio. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2. Seller has good and marketable title to the Real Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Lease, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

7.1.3. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.4. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.5. There are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.6. Seller has not received any notice of any violations of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Real Property or any portion thereof.

7.1.7. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to the Close of Escrow or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

7.1.8. Seller has not experienced any material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property.

7.1.9. To Seller’s knowledge, the zoning of the Real Property permits both the current and intended building and use of the Real Property, and to Seller’s knowledge there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer.

7.1.10. Seller will, pursuant to Paragraph 4 and Paragraph 7.3, deliver to Buyer a true, accurate and complete copy of the Lease and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except the Lease. There are no options or rights to renew, extend or terminate the Lease or expand any Lease premises, except as shown in the Lease. No brokerage commission or similar fee is due or unpaid by Seller with respect to the Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under the Lease or extension, expansion or renewal thereof. The Lease and any guaranty thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenant. Neither Seller nor, to Seller’s knowledge, the Tenant is in default under the Lease. Seller is in full compliance with all of the landlord’s obligations under the Lease, and Seller has no obligation to any Tenant under the Lease to further improve the Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller. Each rental concession, rental abatement or other benefit granted to Tenants under the Lease will have been fully utilized prior to the Close of Escrow.

7.1.11. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.12. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property will be connected to the Real Property and will be adequate to service the Real Property in its intended use and normal usage by the Tenant and occupants of the Real Property and are in good working order and repair.

7.1.13. To Seller’s knowledge, Seller has all licenses, permits (including without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

7.1.14. Except for the Lease and the Contracts, there are no agreements or other obligations which may affect the current use of the Real Property. Seller has fully performed all of the obligations required to be performed by Seller under the Contracts, and to Seller’s knowledge, the other parties to the same are not in default thereunder.

7.1.15. Seller has no knowledge of nor received any written notice of violation issued pursuant to any environmental law with respect to the Real Property or any use or condition thereof. There are no above-ground or underground storage tanks located on the Real Property.

7.1.16. Seller has not released and, to the best of Seller’s knowledge, there has been no release of, any pollutant or hazardous substance of any kind onto or under the Real Property that affects the Real Property or that would result in the prosecution of any claim, demand, suit, action or administrative proceeding against Buyer as owner of the Real Property based on any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. 9601 et seq.

7.2. Indemnity; Survival. The foregoing representations and warranties of Seller arc made by Seller as of the date hereof and again as of the Close of Escrow and shall survive the Close of Escrow for a period of one year and shall not be merged as of the date of the Close of Escrow hereunder. Seller shall indemnify and defend Buyer against and hold Buyer harmless from, and shall be responsible for all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees, that may be suffered or incurred by Buyer, including any third party due diligence expenses incurred by Buyer, if any representation or warranty made by Seller is untrue or incorrect in any material respect. The terms of Seller’s indemnity set forth above with respect to the representations and warranties made herein shall survive for a period of one year following the Close of Escrow.

7.3 Covenants of Seller. Seller hereby covenants from and after the Effective Date as follows:

7.3.1. To cause to be in force building, fire, and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.3.2. To use commercially reasonable efforts to complete the Tenant’s premises, in accordance with the provisions of the Lease, on or before November 15, 2007.

7.3.3. To not execute the lease or enter into any new lease with respect to the Real Property, without Buyer’s prior written consent, which shall not be unreasonably withheld. Further, once the Lease is executed, Seller will not modify or cancel the Lease without first obtaining the written consent of Buyer. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this paragraph in which to approve or disapprove of any new Lease or the execution of the Lease or any modification or cancellation of the Lease. Failure to respond in writing within said time period shall be deemed to be consent. Seller’s execution of a new lease or modification or cancellation of the Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder.

7.3.4. To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

7.3.5. To not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow.

7.3.6. To fully and timely comply with all obligations to be performed by it under the Lease and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

7.3.7. To provide Buyer with copies of (a) any correspondence sent to or received from the Tenant.

7.3.8. To use diligent efforts to obtain a SNDA and an estoppel certificate from the Tenant, on the form provided by (or otherwise approved by) Buyer.

7.3.9. To deliver to Buyer copies of Tenant insurance certificates, prior to the Close of Escrow.

7.3.10. Effective as of the Close of Escrow, any management agreement and any leasing agreement affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

7.3.11. To provide an accurate legal description within forty-five (45) days after the Effective Date, which legal description shall be subject to Buyer’s reasonable approval.

7.3.12. To deliver a proposed draft of the REA for Buyer’s review during the Due Diligence Period, which shall be subject to Buyer’s reasonable approval.

8. Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9. Conditions Precedent to the Close of Escrow.

9.1 Conditions Precedent. The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.1.2. There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

9.1.3. The Tenant shall not be in default under its Lease nor shall the Tenant have discontinued operations at the Real Property nor shall the Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy nor given notice that it intends to do any of the foregoing.

9.1.4. Seller shall obtain and deliver to Buyer, no later than ten (10) days prior to the Close of Escrow, an estoppel certificate and a subordination, nondisturbance and attornment agreement (“SNDA”) from the Tenant on forms provided by (or otherwise approved by) Buyer. The matters certified in the estoppel certificate and any modifications to the SNDA form shall be subject to Buyer’s reasonable approval. Buyer shall send written notification to Seller within five (5) business days following receipt of a copy of both the executed estoppel certificate and SNDA of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer reasonably disapproves of the estoppel certificate and/or SNDA, and Seller is unable to deliver a reasonably acceptable estoppel certificate or SNDA (as the case may be) prior to the Close of Escrow, Buyer shall have the right to terminate this Agreement and to obtain a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other.

9.1.5. Seller shall deliver an estoppel certificate from any party entitled to enforce any restrictive covenants encumbering the Property. Said estoppel certificate shall confirm that there are no defaults or monetary amounts owed under the same restrictive covenants.

9.1.6. The Lease shall have been fully executed, in a form and including terns

9.1.7. Seller shall obtain and deliver to Buyer, no later than ten (10) days prior the Close of Escrow, written confirmation from the applicable governmental authorities that (a) the Property is a validly subdivided parcel and (b) that the Property is a separate tax parcel or separate tax parcels.

10. Effect of Failure. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Paragraph 9, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically, terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

11. Damage or Destruction Prior to the Close of Escrow. In the event that the Real Property should be damaged by any casualty prior to the Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than One Hundred Thousand Dollars ($100,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand Dollars ($100,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any further obligation to the other or (ii) proceed to the Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. If the casualty is uninsured, Buyer may terminate this Agreement unless Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, if any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Paragraph shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

12. Eminent Domain. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, if the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement.

13. Notices. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by telecopy or (d) by a nationally recognized overnight delivery courier. Notices delivered by telecopy shall be deemed delivered when sent, provided that delivery by telecopy must be followed by overnight delivery. Notices delivered by overnight courier shall be deemed received on the business day following transmission. Notices shall be given to the following addresses:

For Seller:	Liberty Falls, LLC Attn: Todd Crawford 8366 Princeton-Glendale Road Suite B-2 West Chester, Ohio 45069 (513) 860-0016 (513) 860-5139 (fax)
With a copy to:	Charles F. Hertlein, Jr. DINSMORE & SHOHL LLP 1900 Chemed Center 255 East Fifth Street Cincinnati, Ohio 45202 (513) 977-8315 (513) 977-8327 (fax)
For Purchaser:	Triple Net Properties, L.L.C. Attn: Theresa Hutton 1551 N. Tustin Avenue, Suite 200 Santa Ana, CA 92705 (714) 667-8252 (714) 667-6816 Fax
With a copy to:	Joseph J. McQuade, Esquire Hirschler Fleischer 701 East Byrd Street, 16th Floor Richmond, VA 23219 (804) 771-9502 (804) 644-0957 Fax After December 1, 2006:
Joseph J. McQuade, Esquire Hirschler Fleischer 2100 E. Cary St Richmond, VA 23223-7078 (804) 771-9502 (804) 644-0957 Fax

14. Remedies.

14.1. Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days thereafter during which period Seller may cure the default, Buyer may at its option, either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer without any further action required from either party, and bring an action for any damages incurred by Buyer or (b) treat the Agreement as being in full force and effect and bring an action against Seller for specific performance.

14.2. Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination.

If this Agreement is terminated due to the default of Buyer hereunder, Buyer shall, in addition, deliver to Seller, at no cost to Seller, the Due Diligence Items.

15. Assignment. Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder. In addition, Buyer shall have the right to direct the Seller to convey the Property to a group of up to thirty-five designees, who will not be assignees under this Agreement; provided, however, that Seller’s conveyance to such designees shall not relieve Buyer from any liability under this Agreement.

16. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein Or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18. Attorney’s Fees. If it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

19. Entire Agreement; Survival. This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein

20. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

21. Acceptance. Time is of the essence of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Ohio and California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Ohio and California.

22. Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Paragraph.

23. Cooperation with S-X 3-14 Audit. Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement. The assignee may be a publicly registered company (“Registered Company”) promoted by Buyer. Seller acknowledges that it has been advised that if Buyer is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the assignee in preparing the SEC Filings, Seller agrees to provide the assignee at Seller’s offices with the following, at assignee’s expense and to the extent such information is reasonably available:

23.1.	Access to bank statements for the Audited year;
23.2.	Rent Roll as of the end of the Audited Year;
23.3.	Operating Statements for the Audited Year;
23.4.	Access to the general ledger for the Audited Year
23.5.	Cash receipts schedule for each month in the Audited Year;
23.6.	Access to invoice for expenses and capital improvements in the Audited Year;
23.7.	Accounts payable ledger and accrued expense reconciliations;
23.8.	Check register for the 3-months following the Audited Year
23.9.	Lease and 5-year lease schedules;
23.10.	Copies of all insurance documentation for the Audited Year;

23.11. Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year; and

23.12. Signed representation letter at the end of the field work, in the form attached hereto and incorporated herein as Exhibit D.

The provisions of this Paragraph shall survive Settlement.

24. Personal Guarantee. Guarantors personally join in this Agreement solely for the purpose of unconditionally and jointly and severally guaranteeing that the Seller will refund the Deposit (including any portions released to Seller) if and when the terms of this Agreement entitle the Buyer to recover the Deposit. Guarantors acknowledge that they will benefit personally from the consummation of the transaction contemplated in this Agreement, and that in consideration of such anticipated personal benefit, that each of the Guarantors agrees to indemnify, defend, and hold Buyer harmless in the event that Seller fails to refund the Deposit (including any portions released to Seller) if and when the terms of this Agreement entitle the Buyer to recover the Deposit.

25. Chrestensen/Crawford Lease. Buyer and Guarantors hereby agree to use commercially reasonable efforts to negotiate and agree upon the form of a lease (the “Chrestensen/Crawford Lease”) in a form reasonably acceptable to Buyer and Guarantors prior to the end of the Due Diligence Period. Seller agrees that at the Close of Escrow, Escrow Holder shall retain Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) from the proceeds of the Purchase Price to be used as the security deposit for the Chrestensen/Crawford Lease. If the form of the Chrestensen/Crawford Lease has not been agreed to by the end of the Due Diligence Period, Buyer shall have the right to terminate this Agreement and recover the entire Deposit.

26. Exhibits. The following exhibits are attached hereto and incorporated herein as actually set forth in this Agreement;

Exhibit A — Legal Description of the Real Property
Exhibit B — Letter of Intent for Lease
Exhibit C — Assignment and Assumption Agreement
Exhibit D — Form Audit Letter

SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE

AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

WITNESS THE FOLLOWING SIGNATURES:

SELLER:	LIBERTY FALLS, LLC
an Ohio limited liability company By: /s/ Todd Crawford Name: Todd Crawford Title: Managing Member Date: 10.26.06
GUARANTORS:	/s/ David K. Chrestensen DAVE CHRESTENSEN Date: 10/26, 2006
/s/ Todd Crawford TODD CRAWFORD Date: 10.26, 2006
BUYER:	TRIPLE NET PROPERTIES, L.L.C. a Virginia limited liability company By: /s/ Richard Hutton Name: Richard Hutton Title: Executive Vice President Date: 10/30, 2006